UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 23, 2013

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	000-24003	41-1848181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
(Address of Principal Executive Offices)

    (651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 23, 2013, the Partnership sold its 38% interest in an Applebee’s in Johnstown, Pennsylvania to Ghanekar & Macedo General Partnership, an unrelated third party.  The Partnership received net cash proceeds of approximately $1,190,000 for the property, which resulted in a net gain of approximately $367,100.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Not Applicable.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement.  The following narrative description is furnished in lieu of pro forma statements.  Assuming the Partnership had sold the property on January 1, 2012:

The Partnership's Investments in Real Estate would have been reduced by $868,918 and its Current Assets (cash) would have increased by $1,190,000 and Partners’ Capital would have increased by $321,082.

For the year ended December 31, 2012, Income from Continuing Operations would have decreased $48,883, representing a decrease in rental income of $79,947, a decrease in depreciation expense of $30,665 and a decrease in property management expenses of $399.  For the six months ended June 30, 2013, Income from Discontinued Operations would have decreased $24,525, representing a decrease in rental income of $39,974, a decrease in depreciation expense of $15,332 and a decrease in property management expenses of $117.

The net effect of these pro forma adjustments would have caused Net Income to decrease from $834,731 to $785,848 and from $691,490 to $666,965, which would have resulted in Net Income of $48.54 and $42.08 per Limited Partnership Unit outstanding for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – not required.  The property sold represents less than 15% of the total assets of the Partnership as of August 23, 2013.

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: September 5, 2013	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer